Date:  February 17, 2010

To,

Edelweiss Finance & Investments Limited

14th floor, Express Towers

Nariman Point

Mumbai 400 021

India

Dear Sirs,

Re: Completion of transfer of 2,008,000 equity shares of Rediff.com India Limited

We, Queenswood Investments Ltd (“Queenswood”), refer to letter dated February 5, 2010 (“Offer Letter”) sent to us by you, Edelweiss Finance & Investments Limited (“Edelweiss”), offering to purchase 2,008,000 equity shares (the “Sale Shares”) of the face value of Rs. 5/- each, representing 13.74% of the issued and paid-up share capital of Rediff.com India Limited (“Company”) on the terms and conditions, including the consideration for sale (“Purchase Price”) set out in the Offer Letter (the “Transaction”).

Each of Queenswood and Edelweiss is hereinafter individually referred to as such or as “Party” and together the “Parties”.

This letter (the “Completion Letter”) is to hereby record and confirm that:

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1.	As on the date of this letter, the Transaction has been completed to the satisfaction of the Parties.

2.

Queenswood has the right, and has been authorized to sell and transfer full legal and beneficial title and ownership to and of the Sale Shares and that the Sale Shares are free from all encumbrances and that Edelweiss has the right and has been authorized to purchase the Sale Shares.

3.

Queenswood has represented to Edelweiss that it is permitted under applicable law to sell and transfer the Sale Shares and Edelweiss has represented to Queenswood that it is permitted under applicable law to purchase the Sale Shares.

4.

Each Party represents, warrants and acknowledges to the other that: (i) it has read the contents of the Offer Letter and this Completion Letter; (ii) the terms of the Offer Letter and this Completion Letter have been explained to it by its attorneys; (iii) those terms are fully understood and voluntarily accepted by it, and are fair and reasonable to it, and it has had the opportunity to ask for, receive and have access to, any publicly available information regarding the Company that it has deemed necessary for the purpose of determining whether to sell / purchase, as applicable, the Sale Shares; (iv) the Purchase Price while being in accordance with applicable law has been arbitrarily determined and does not necessarily reflect the fair market value of the Sale Shares and it has not given or made to the other Party (directly or indirectly through any other person) any representation whatsoever as to the expected or projected success, profitability, return or performance of the Company, or result, effect, consequence or benefit (including legal, regulatory, tax, financial, accounting or otherwise) of this Transaction and the sale / purchase, as applicable of the Sale Shares; (v) it has relied upon, and consulted with its own legal, regulatory, tax, accounting, business investing, financial and other advisers of its own choosing to the extent it has deemed necessary, and has made its own decisions with respect to entering into this Transaction based upon its own judgment and upon any advice from such advisers it has deemed necessary and not upon any view expressed by the other Party or the Company or any of their respective officers, directors, employees, agents or any other party acting or purporting to act on behalf of the other Party; and (vi) it shall not deny the validity of the Offer Letter and this Completion Letter on the ground that it did not have the advice of its counsel, accountants and other advisers.  Each Party acknowledges to the other that it is sophisticated and experienced with respect to the transactions contemplated hereby and has such information as it deems appropriate under the circumstances as to make an informed decision regarding the transactions contemplated hereby.  Each Party hereby further acknowledges and agrees that it has made its own independent analysis and decision to enter into the transactions contemplated hereby, based on such information as it has deemed appropriate under the circumstances, and without reliance on the other Party or the Company. Each Party further understands, acknowledges and agrees that save as provided in this Completion Letter, the other Party is making no representations or warranties of any nature whatsoever (express or implied), and in particular, is making no representations or warranties of any nature whatsoever with respect to the Company or its business, affairs or prospects, or with respect to the transactions contemplated hereby, or with respect to the valuation of the Sale Shares, all of which are hereby expressly disclaimed.

Kindly countersign this letter to confirm receipt and acceptance of the terms aforementioned.

Thanking you,

Yours truly,

/s/ Sharmila Baichoo

For Queenswood Investments Ltd

Name: Sharmila Baichoo

Designation: Director

Place: Port Louis, Mauritius

Agreed and confirmed

/s/ Vijay Mandhayan

For Edelweiss Finance & Investments Limited

Name: Vijay Mandhayan

Designation: Authorised Representative

Place: Mumbai

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